Exhibit 10.18

Agreement Between

Thomas Jefferson University

And

Vemics, Inc.

This Agreement entered into this 25th day of May, 2007 by and between Thomas Jefferson University (“University”), a Pennsylvania non-profit corporation including its Department of Health Policy, whose address is 1015 Walnut Street, Suite 115 Curtis Building, Philadelphia, PA 19107 and VEMICS, Inc. (“Vemics”), a Nevada corporation whose address is 523 Avalon-Gardens Drive, Nanuet, NY 10954.

In consideration for the mutual promises, terms, covenants and conditions set forth herein, and the other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties intended to be legally bound hereby, agree as follows:

1.           Responsibilities of Parties:

1.1           University shall:

a.
Identify a University representative, Alexis Skoufalos, Ed.D., Program Director, Education, who shall be the main contact with VEMICS for purposes of this Agreement and who will be able to, subject to final written approval by Vemics and the University through the Chairman of the Department of Health Policy, determine the suitability of potential educational projects proposed by VEMICS and/or University.

b.
Develop curricula for projects negotiated and agreed upon in writing between representatives of VEMICS and University, through its Chairman of the Department of Health Policy.  Each such project must be mutually agreed upon in writing and will become an Appendix B (B-1, B-2 inc.) to this Agreement.

c.	Provide, if applicable, all materials for educational programs.
d.	Be solely responsible for the hiring, supervision, and evaluation of instructors for all projects.

1.2           Vemics shall:

a.	Provide Vemics Live Access hosted service solution as a platform (defined in Appendix A) for products to be offered by University.
b.	Be responsible for marketing programs to potential participants with prior written approval of University of all marketing programs materials.
c.	Provide the required number of virtual models as needed by University.
d.	Provide technical support to the University, its instructors and/or its students and, if necessary, online training to the University, its instructors and/or its students.
e.	Provide full Help Desk and Customer Service Support (M-F, 8 am to 3 pm EST).
f.	Provide unlimited free download rights to Vemics LiveAccess client software with availability 24/7.
g.	Offer at no additional cost any software upgrades that are or become available;
h.	Provide total support for the Vemics LiveAccess Total Managed Event Service
i.	Make available dedicated servers for University programs, seminars, and courses
j.	Customize and brand Vemics interface used in University programs with University look and feel with written approval from University prior to use.
k.	Identify a Vemics representative who shall be the main contact to the University for the purpose of this Agreement.

2.           Financial Terms:

All financial terms shall be included in the written addendum for each project.

3.           Indemnification:

Each party (the “Indemnifying Party”) to this Agreement agrees to indemnity, defend and hold harmless the other party, including its trustees, officers, agents, servants and employees against liability for all claims, demands, damages, actions, or causes of action of whatever type or nature (including costs and expenses incurred) arising out of a breach of this Agreement by the Indemnifying Party, or the gross negligence or willful misconduct of the Indemnifying Party in connection with or related to this Agreement.

Vemics shall indemnify, defend and hold harmless University, and its trustees, officers, employees and students from and against any claims, liabilities, costs including attorneys’ fees arising from 1) any claim for infringement of any intellectual property rights or trade secrets to the extent that such infringement is caused by Vemics’ content or products, brought against University, its trustees, officers, employees or students and/or 2) any claim brought by any employee, subcontractor or agent of Vemics against University, its trustees, officers, employees or students.

University shall indemnify, defend and hold harmless Vemics and its directors, officers, employees and students from and against any claims, liabilities, costs including attorneys’ fees arising from 1) any claim for infringement of any intellectual property rights or trade secrets brought against Vemics, its directors, officers, employees or students only to the extent that each infringement is caused solely for products developed by University, and/or 2) any claim brought by any employee, subcontractor or agent of University, against Vemics, its directors, officers, employees or students based on a claim for infringement of intellectual property rights or trade secrets by University’s content for products developed by the University.

4.           Use of Name:

Vemics shall not use the University’s name or logo in any manner whatsoever unless and until the office staff have reviewed and approved by the University, as communicated in writing to Vemics by the Chairman of the Department of Health Policy of University or his designee.

University shall not use the Vemics name or logo in any manner whatsoever unless and until the same shall have first been submitted and approved in writing by the CEO of Vemics or his designee.

5.           Assignment:

Neither party will assign this Agreement will assign this Agreement or any of its rights or obligations thereunder without the prior written consent of the other party.  This Agreement will be binding upon, enforceable by, and inure to the benefit of the parties and their respective successors and permitted assignees.

6.           Confidentiality:

Each party agrees that during the term of this Agreement and for two (2) years thereafter, it shall not disclose to any third party the terms or conditions of this Agreement or any Confidential Information of the other party, except as expressly authorized herein.  The term “Confidential Information” shall mean all non-public information that either disclosing party designates as being confidential, or which, under the circumstances of disclosure the receiving party  knows  should be treated as confidential.  “Confidential Information” shall not include information that was known to the receiving party prior to the disclosing party’s disclosure to the receiving party or information that becomes publicly  available through no fault of the receiving party.

7.           Representations and Warranties:

Each party represents and warrants that
a.	It has the power and authority to enter into this Agreement and is permitted by applicable law and regulations to enter into this Agreement.
b.	It will comply with all applicable laws in the performance of its obligations under this Agreement.
c.	It is not subject to any other agreement that would conflict with its ability to perform its obligations under this Agreement;
d.
It has all right, title and interest in or is duly licensed to use all of its technology, know-how and software used to develop the course(s) and with respect to Vemics, including the Vemics LiveAccess system, utilized under this Agreement.

8.           Insurance

Each party agrees to maintain, during the term of this Agreement, general liability insurance with limits no less than one million dollars ($1,000,000) each occurrence and two million dollars ($2,000,000) in the aggregate as well as worker’s compensation insurance in amounts as required by agreement.  Each party shall furnish a certificate of insurance evidencing the foregoing insurance to the other party within ten (10) days of a request for such certificates.

9.           Independent Contractors

The parties expressly intend that both shall be deemed independent contractors under this Agreement, that they have no relationship other than the one created by this Agreement, and that the parties shall not receive any benefits other than those expressly provided herein.  The parties further agree that no agent, servant, contractor or employee of one party shall be deemed to be an agent, servant contractor, or employee of the other party.

10.           General Procedures and Terms:

10.1                   This Agreement shall be in effect for three (3) years commencing on the Effective Date and ending three years from that date.  The Agreement may be terminated by either party, with or without cause, effective upon ninety (90) days written notice to the other party with the following conditions:

a.	Unless otherwise requested by University, any student currently enrolled at the time must be allowed to complete the certificate program in which they are registered;
b.	Any student who enrolls during the 90 day may register providing the certificate program in which enrolling will occur within 90 days following the end date of the 90 day notice period.

10.2                    Force Majeure; each party will be excused from delay or failure in performance due by caused by reason of any occurrence or contingency beyond its reasonable control including without limitation, acts of God, earthquake, labor disputes and strikes, riots, war, novelty of product manufacture or other unanticipated product development problems, disruptions of Internet service, and governmental requirements quakes, provided, however, that the other party must be promptly notified of such delay and may, at its option, terminate the Agreement pursuant to Section 1 above.

10.3                    Breach or Default;  A party may terminate this Agreement upon thirty days written notice to the party in default or breach of this Agreement provided that the breaching defaulting party has not cured the default or breach within thirty (30) days from receipt of the notice.

10.4                    Notices:  Any notices given under this Agreement shall be delivered via certified or registered mail, or by next day delivery service, postage prepaid and return receipt requested and shall be deemed to have been given on the day when received by the party to whom the notice is given.  Notices shall be given at the following addresses, unless subsequently changed by notice hereunder:

If to Vemics:                          Fred Zolla, CEO
523 Avalon Gardens Drive
Nanuet, NY 10954

If to University:                    David Glover
1015 Walnut Street
Suite 115 Curtis Building
Philadelphia, PA 19107

11.           Entire Agreement:

This Agreement contains the entire agreement between the parties with respect to the subject matter hereof.

12.           Waiver:

No waiver or modification of any of the provisions of this Agreement shall be valid unless set forth in writing and signed by authorized representatives of each party.

13.           Governing Law:

This Agreement shall be construed in accordance with the laws of the Commonwealth of Pennsylvania and venue for any action arising from this Agreement shall be in the state of Federal courts located in Philadelphia, Pennsylvania.

In Witness Whereof, Vemics and University agree to the terms and conditions set forth in this Agreement.

VEMICS                                                                                      Thomas Jefferson University

BY:/s/                                                                                           BY /s/

Fred Zolla                                                                                    David Nash
CEO, Vemics, Inc.                                                                       Chair Health Policy

Date:5/05/07                                                                                Date: 6/1/07

Appendix A

Vemics LiveAccess™ is a fully managed and hosted service of Vemics that delivers next-generation video, wideband radio and a full suite of web-collaboration tools in a single browser window accessible from PCs, _____ or laptops, enabling organizations and individuals to work and learn “virtually” as if everyone were in the same room.

Vemics, using the public internet, will provide a cost effective Vemics LiveAccess hosted total service solution for various ________ learning applications and assistance with marketing, enrollment and administrative __________ that ______ all the dynamics present in a live, face-to-face classroom including

•	Vemics LiveAccess Solution (capability for up to 90 live, fully interactive sites)
•	Up to 9 real-time, full motion videos (broadcast quality up to 30 frames per second)
•	Wide band voice over internet (VOIF) audio
•	Full suite of collaboration tools

o	Pre_____ a document
o	Tear the _____
o	Video ___________ ____
o	Live application share (windows based software or internet)
o	Electronic whiteboard
o	Invite IP based video conference _____________
o	Use of multimedia

•
Provide a cost-effective live, fully interactive online meeting service that ______ all the dynamics present in a face-to-face meeting for up to 90 end points without having office, home, ____________, _____ etc.

•	No proprietary equipment or additional bridging service required to buy or main high quality video and VOIF audio, ____ with a full _________ collaboration tools.
•	One-way streaming of the _____/video/______ to an unlimited number of sites with internet access. Individuals can use any standard broadband connection to the internet.
•	____ Record and provide web ____ to view the ______ version of the meeting or class which can be made available for scheduled or unscheduled amounts of time.
•	Fully managed event service that can include live site set-up, email invitations with audio/video postcards, ___________training, ________ and event marketing email ________ and help desk.